SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: May 29, 2001


                              UnitedGlobalCom, Inc.
               (Exact Name of Registrant as Specified in Charter)


    Delaware                  0-21974                       84-1116217
 (State or other              (Commission                 (IRS Employer
 jurisdiction of              File Number)                Identification #)
 incorporation)


             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.
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On May 29, 2001, UnitedGlobalCom, Inc. ("United") announced it and Liberty Media
Corporation ("Liberty") will close their previously announced transaction on revised terms. The transaction will close in two parts.

At the first closing, which occurred on May 29, 2001, Liberty made a US$856.8 million (EUR1.0 billion) exchangeable loan (the "Exchangeable Loan") to a subsidiary of United Pan-Europe Communications NV ("UPC"), which is a majority owned subsidiary of United. The principal terms of the Exchangeable Loan, which will be used to repay EUR750 million of UPC short-term debt and for general corporate purposes, are as follows:

- Convertible into UPC ordinary shares at the U.S. Dollar equivalent of EUR8.00 per share after the first anniversary (on the date of the Exchangeable Loan Agreement EUR8.00 was equivalent to U.S.$6.85; this foreign currency exchange rate will fluctuate);
-        6% coupon, payable in kind; six year maturity;
- Callable by UPC at any time in the first year at 100% plus accrued interest; callable thereafter on standard and customary terms for convertible securities;
- Following acquisition by United or its affiliate, mandatory conversion into UPC ordinary shares at the U.S. Dollar equivalent of EUR8.00 per share on a EUR1.00 for EUR1.00 basis for any equity raised by UPC at a price at or above EUR8.00 per share during the first two years, EUR10.00 per share during the third year, EUR12.00 per share during the fourth year, and EUR15.00 per share after the fifth year; and
- Mandatory conversion if UPC ordinary shares trade at EUR12.00 for 20 out of 30 trading days at any time after 18 months from issuance, or if UPC ordinary shares trade above EUR10.40 for 20 out of 30 trading days after the third anniversary.

The Exchangeable Loan will replace UPC's previously announced EUR1.0 billion rights offering at EUR8.00 per share and United's EUR1 billion subscription commitment announced on February 23, 2001.

As the second step, which is expect to occur promptly after approval by United's stockholders during the third quarter of 2001, a new company ("New United") will be formed. New United will be owned by Liberty and United's existing stockholders. New United will own United.

Liberty and certain other holders of United's Class B Common Stock will contribute their shares to New United in exchange for an equal number of shares of, in Liberty's case, Class C Common Shares ("Class C Shares") and, in the case of the other holders, Class B shares of New United.

United will then merge with a subsidiary of New United and, as a result, all common and convertible preferred shareholders of United will receive an equal number of common or convertible preferred shares in New United. United will be a subsidiary of New United.

Liberty will contribute to New United:

-        the Exchangeable Loan,
-        $543 million in cash, and


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-       certain of Liberty's Latin American and other assets as previously agreed, including a 50% stake in Cablevision S.A., the largest cable television operator in Argentina; 100% of Pramer S.C.A. and 40% of Torneos y Competencias S.A., two of the largest and most important Latin American programming operations; 16% of Crown Media Holdings, a provider of programming services to over 65 million subscribers worldwide.

New United will issue to Liberty:

- 60.0 million shares of Class C common stock of New United ("Class C Shares") in consideration of the Exchangeable Loan and the $543 million of cash contributed,
- $200 million in cash and 20.1 million Class C Shares in exchange for the Latin American and other assets.

Liberty's 50% stake in Cablevision S.A. includes a 22% interest acquired after the original transaction was announced for approximately $500 million which was funded by loans from United. New United will repay these loans to United using proceeds from the sale to United of 50% of the Exchangeable Loan.

The Class A common stock and Class B common stock of New United will be substantially identical to the Class A common stock and Class B common stock of United. The Class C Shares issued to Liberty will have ten votes per share, similar to the United Class B common stock exchanged for the Class C Shares, but will have the right to elect only four of New United's 12 directors. The balance of the board of directors of New United will be elected by the holders of Class A common stock and Class B common stock, voting as a single class.

The 60 million Class C Shares issued to Liberty in exchange for the $543 million in cash and the Exchangeable Loan will be subject to an adjustment mechanism. The parties have agreed to establish a collar on the final number of such Class C Shares issued of between 60 million and 86.5 million. The final number of Class C Shares issued will be determined within the next 12 months and will be based upon the market or other value of United's key operating subsidiaries from time to time during that period.

When the total Class C Shares issued at the Second Closing are combined with Liberty's existing holdings, and assuming the minimum number of Class C Shares are issued, Liberty will have a 44% economic stake in New United . If the maximum number of Class C Shares are issued, Liberty would have a 51% economic stake in New United. Liberty's voting power in the election of directors will be limited to four out of twelve directors. In addition, Liberty will be bound by stockholder and shareholder agreements providing that the control and governance of United will remain in the hands of the founders.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
------   ----------------------------------

(c)      Exhibits

         2.1 Amended and Restated Agreement dated as of May 25, 2001, among United, Liberty Media International, Inc. and Liberty Media Corporation.

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         10.1     Loan Agreement dated as of May 25, 2001, among Belmarken
                  Holding B.V. and United Pan-Europe Communications N.V., as obligors, UPC Internet Holding B.V., as Guarantor, and Liberty-Belmarken, Inc., as Lender. (1)

         10.2     Registration Rights Agreement dated as of May 25, 2001,
                  between   United  Pan-  Europe   Communications   N.V.   and
                  Liberty-Belmarken, Inc. (1)

         99.1     Press Release dated May 29, 2001.

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(1)      Incorporated by reference from UPC's Form 8-K dated as of the date hereof.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     UNITEDGLOBALCOM, INC.




Dated: June 1, 2001                  By: /s/ Frederick G. Westerman, III
                                        Frederick G. Westerman, III
                                        Chief Financial Officer



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